AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT, made this 22nd day of December, 2008, by and between METROPOLITAN HEALTH NETWORKS, INC., a Florida corporation (the “Company”), and Roberto L. Palenzuela (the “Executive”).

WITNESSETH:

WHEREAS, the Company and Executive desire to amend that certain Employment Agreement (the “Agreement”), originally entered into between the Company and Executive as of March 8, 2004, and as amended and restated as of January 3, 2005, in order to comply with Section 409A of the Code and the regulations and other guidance promulgated thereunder; and

WHEREAS, Section 11 of the Agreement provides that the Agreement may be amended by a written instrument signed on behalf of the Company and by the Executive.

NOW, THEREFORE, in consideration of the premises and of the mutual promises contained herein and in the Agreement, the parties agree to amend the Agreement as follows, effective as of January 1, 2009.

1.           Section 4.1 of the Agreement is amended by adding the following sentence at the end thereof:

“Any required reimbursements shall be paid to Executive no later than the last day of the calendar year following the calendar year in which the underlying expense was incurred by the Executive, and the amount of expenses eligible for reimbursement during any year may not affect the expenses eligible for reimbursement in any other year.”

1

2.           Section 5.2 of the Agreement is amended to read in its entirety as follows:

“5.2           Termination Without Cause.  At any time the Company shall have the right to terminate the Term of Employment by written notice to the Executive.  Upon any termination pursuant to this Section 5.2, or upon any termination pursuant to Section 5.3 or Section 5.4, (that is not a termination under any of Sections 5.1, 5.5 or 5.6), the Company shall (i) pay to the Executive any unpaid Base Salary through the effective date of termination specified in such notice, (ii) continue to pay the Executive’s Base Salary for a period of twelve (12) months from notice of termination hereunder (the “Continuation Period”), (iii) continue to provide the Executive with the benefits he/she was receiving under Section 4.2 hereof (the “Benefits”) through the end of the Continuation Period in the manner and at such times as the Benefits otherwise would have been payable or provided to the Executive and (iv) within thirty days of Executive’s termination, pay Executive for any unused vacation days accumulated as of the date of termination.  In the event that the Company is unable to provide the Executive with any Benefits required hereunder by reason of the termination of the Executive’s employment pursuant to this Section 5.2, then the Company shall make a cash payment, within thirty days of Executive’s termination, equal to the value of the Benefits that otherwise would have accrued for the Executive’s benefit under the plan, for the period during which such Benefits could not be provided under the plans.  The Company’s good faith determination of the amount that would have been contributed or the value of any Benefits that would have accrued under any plan shall be binding and conclusive on the Executive.  For this purpose, the Company may use as the value of any Benefit the cost to the Company of providing that Benefit to the Executive.  Further, the vesting of the Executive’s Stock Options, if any, shall be subject to the terms of any option agreement(s) to which the Executive and the Company are parties.  The Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1).  For all purposes under this Agreement, the failure by the Company to offer to renew the Agreement following the expiration of the Initial Term or any Renewal Term on the same terms and conditions hereunder shall be treated as if the Company terminated this Agreement pursuant to this Section 5.2.”

3.           Section 5.5(d) is amended to read in its entirety as follows:

“For purposes of this Agreement, “Good Reason” shall mean (i) the assignment to the Executive of any duties or responsibilities inconsistent in any respect with the Executive’s position or a similar position in the Company or one of its subsidiaries, as contemplated by Section 1.2 of this Agreement, or any other action by the Company, in each case, which results in a substantial and compelling diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company within fifteen (15) days after receipt of notice thereof given by the Executive; (ii) any failure by the Company to comply with any of the provisions of Article 3 or Section 4.2 of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive; (iii) the Company’s requiring the Executive to be based at any office or location outside of the area for which Executive was originally hired to work except (x) where such change in work location does not represent a material change in the geographic location at which Executive is required to provide services, or (y) for travel reasonably required in the performance of the Executive’s responsibilities.  For purposes of this Section 5.5(d), any good faith determination of “Good Reason” made by the Board shall be conclusive.”

4.           Section 5.6(a) of the Agreement is amended to read in its entirety as follows:

“(a)           In the event that (i) a Change in Control (as defined in paragraph (b) of this Section 5.6) of the Company shall occur during the Term of Employment, and (ii) prior to the later of the Expiration Date or one year after the date of the Change in Control, either (x) the Term of Employment is terminated by the Company without Cause, pursuant to Section 5.2 hereof or (y) the Executive terminates the Term of Employment for Good Reason, the Company shall (1) pay to the Executive any unpaid Base Salary through the effective date of termination, (2) pay to the Executive as a single lump sum payment, within 30 days of the termination of his employment hereunder, the sum of (x) the Executive’s current annual Base Salary, plus any bonuses payable to the Executive pursuant to and in accordance with Section 3.2 hereof, any unused vacation pay and the value of the annual fringe benefits (based upon their cost to the Company) required to be provided to the Executive under Sections 4.2 and 4.4 hereof, for the year immediately preceding the year in which his employment terminates, plus (y) the value of the portion of his benefits under any savings, pension or profit sharing plans that are forfeited under those plans by reason of the termination of his employment hereunder.  The Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1).”

5.           The Agreement is amended to add a new Section 5.6(c) to read as follows:

“(c)           Notwithstanding the foregoing, the provisions of this Section 5.6 shall only apply if (i) the payments to be made hereunder are not subject to Section 409A of the Internal Revenue Code, or (ii) any such Change in Control would also constitute a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, within the meaning of Treas. Reg. Section 1.409A-3(i)(5).”

6.           The Agreement is amended by adding a new Section 5.9 to read as follows:

“5.9           Termination of Employment.  For purposes of any benefit to be provided or any amount payable under this Agreement that is subject to Section 409A of the Code, termination of employment shall not be deemed to occur unless it is reasonably expected that Executive will provide no further services to the Company or its affiliates, as defined in Section 414(b) or (c) of the Code, or that the level of bona fide services will not exceed 20% of the average level of services provided by Executive over the thirty-six (36) months preceding Executive’s termination of employment.  If Executive continues to provide bona fide services to the Company or any of its affiliates at a level that is more than 20% of the average level of services provided by Executive over such thirty-six (36) month period, then Executive shall be deemed not to have experienced a termination of employment.”

7.           The Agreement is further amended by adding a new Section 5.10 to read as follows:

“5.10 Delay of Certain Payments.  In the event that Executive is a “specified employee” within the meaning of Section 409A of the Code (as determined by the Company or its delegate), any payments hereunder subject to Section 409A of the Code shall not be paid or provided until the earlier of (A) the Executive’s death, or (B) the expiration of the 6-month period following Executive’s termination of employment (“Delay Period”).  Any payments that are delayed by virtue of this subparagraph shall (I) be paid in one payment at the conclusion of the Delay Period and (II) include interest computed at five percent (5%) per annum for the duration of the Delay Period.”

8.           Section 9 of the Agreement is amended by the addition of the following new sentences at the end thereof:

“To the extent applicable, this Agreement is intended to comply with the distribution and other requirements under Section 409A of the Code.  For any payments or reimbursements to be made (or in-kind benefits to be provided) under this Agreement that are subject to Section 409A of the Code, the Agreement shall be interpreted and applied in a manner consistent with the requirements of Section 409A of the Code and the regulations promulgated thereunder.”

9.           Capitalized terms used herein shall have the same meaning as used in the Agreement unless specifically defined herein.

10.         The Agreement, as amended herein, is hereby ratified and affirmed in all other respects.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the date first set forth above.

COMPANY:

METROPOLITAN HEALTH NETWORKS, INC.

By:
Michael M. Earley
Chairman & Chief Executive Officer

THE EXECUTIVE:

Roberto L. Palenzuela